Exhibit 4.1

THIRD AMENDMENT TO THE
TAX BENEFITS PRESERVATION PLAN

Third Amendment to the Tax Benefits Preservation Plan (this “Amendment”), dated as of December 8, 2015, by and between Steel Excel Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”), which is replacing Computershare Trust Company, N.A. (“Computershare”) as rights agent under the Plan (as hereinafter defined).

Background

A.           The Company and Computershare (through its predecessor Registrar and Transfer Company) are parties to that certain Tax Benefits Preservation Plan, dated as of December 21, 2011, and as amended on May 1, 2012 and June 25, 2015 (collectively, the “Plan”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them by the Plan.

B.           The Company has replaced Computershare as transfer agent and registrar of its Common Stock, $.001 par value (the “Common Stock”), effective as of the close of business on November 12, 2015 and has appointed the Rights Agent as successor transfer agent and registrar of its Common Stock to begin services on November 13, 2015.

C.           In connection with serving as transfer agent and registrar, the Rights Agent has agreed to serve as Rights Agent under the Plan subject to all the terms and conditions of the Plan.

NOW THEREFORE, in consideration of the mutual promises, agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           Amendment.  The Plan shall be amended by deleting all references to Computershare Trust Company, N.A. (or its predecessor Registrar and Transfer Company) in the Plan as rights agent and replacing it with American Stock Transfer & Trust Company, LLC.

2.            Acknowledgement of American Stock Transfer & Trust Company.    The Rights Agent has reviewed the Plan and agrees to serve as Rights Agent subject to all the terms and conditions of the Plan.  The Rights Agent agrees to be vested with the same powers, rights, duties and responsibilities as if it had been originally named rights agent under the Plan, without further act or deed.

3.           Counterparts.  This Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

4.           Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.           Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

6.           Descriptive Headings.  Descriptive headings of the several sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

7.           Plan in Full Force and Effect as Amended.  Except as specifically amended hereby, all of the terms and conditions of the Plan shall be in full force and effect. All references to the Plan in any other document or instrument shall be deemed to mean such Plan as amended by this Amendment. The parties hereto agree to be bound by the terms and obligations of the Plan, as amended by this Amendment, as though the terms and obligations of the Plan were set forth herein.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

By:	STEEL EXCEL INC. /s/ James F. McCabe, Jr.
Name: James F. McCabe, Jr.
Title: Chief Financial Officer

By:	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC /s/ Jennifer Donovan
Name: Jennifer Donovan
Title: Senior Vice President